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                                                                   EXHIBIT 10.99



                              SETTLEMENT AGREEMENT

     THIS AGREEMENT, dated this day of August 3, 1999, between Scrubgrass Generating Company, L.P. and Buzzard Power Corporation (hereinafter referred to collectively as "Scrubgrass") and Pennsylvania Electric Company (hereinafter referred to as "Penelec"). Scrubgrass and Penelec are collectively referred to herein as "the Parties".

     WHEREAS, Scrubgrass and Penelec entered into an Agreement For The Sale Of Electric Energy From The Scrubgrass Generating Facility dated August 7,1987, as well as various amendments thereto (hereinafter referred to collectively as the "Power Purchase Agreement"), relating to power produced at a power producing facility in Venango County, Pennsylvania ("Scrubgrass Facility"); and

     WHEREAS, various disputes have arisen over the interpretation of certain provisions of the Power Purchase Agreement; and

     WHEREAS, litigation has been commenced in the Court of Common Pleas of Venango County, Pennsylvania at No.1572-1995 (the "Litigation") regarding the disputes; and

     WHEREAS, Scrubgrass and Penelec have reached an agreement which resolves the issues raised in the Litigation; and

     WHEREAS, the Parties desire to reduce their agreement to writing.

     NOW THEREFORE, in consideration of the foregoing premises, as well as for the mutual promises and other consideration set forth below, and intending to be legally bound hereby, the Parties hereto agree as follows:

     1. Defined Terms: Capitalized terms used in this Agreement and not otherwise defined shall have their respective meanings as set forth in the Power Purchase Agreement.

     2. This Agreement shall become effective ("Effective Date") only upon the entry of a valid, binding, final and non-appealable Order by the Pennsylvania Public Utility Commission ("Commission") approving all terms of this Agreement in form and substance acceptable to Penelec. In the event the Commission modifies the obligations of either Party under the Power Purchase Agreement or this Agreement in any order entered in connection with the approval of this Agreement beyond the terms hereof, either Party may, upon written notice to the other Party not later than thirty (30) days after such order has been entered, declare this Agreement null and void.

     3. Within 20 business days of the Effective Date of this Agreement, Penelec will pay to Scrubgrass for all previous net deliveries of electric energy from the Scrubgrass Facility in excess of 80 MW at the price set forth in the Power Purchase Agreement, minus total payments made at 90% of PJM market prices, plus interest at the legal rate. As of 3/1/99 the amount due for power delivered was $3,172,021.16 for accrued
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underpayment and $405,270.16 for accrued interest. The final payment amount will be recalculated by Penelec and Scrubgrass, using the same methodology, on the actual Effective Date to include additional underpayment and interest from 3/11/99 to the Effective Date. The amount paid by Penelec pursuant to this paragraph shall be paid by wire transfer to the same account to which other payments are currently being made pursuant to the Power Purchase Agreement.

     4. From and after the Effective Date, Penelec shall pay Scrubgrass for all power produced at the Scrubgrass Facility and delivered to Penelec under and in accordance with the terms and conditions of the Power Purchase Agreement as follows:

     (a) The hourly limit for which Penelec will pay the rates established and set forth in the Power Purchase Agreement is 85 MWh/hr ("Hourly Limit").

     (b) The annual limit for which Penelec will pay the rates established and set forth in the Power Purchase Agreement is 668,914 MWh ("Annual Limit").

     (c) Penelec shall pay Scrubgrass for all energy and capacity which does not exceed the foregoing Hourly and Annual limits at the rates established and set forth in the Power Purchase Agreement.

     (d) Penelec shall pay Scrubgrass for energy and capacity which exceeds the Hourly or Annual limits established in paragraphs 4(a) and 4(b) above ("Excess Energy") at the rate of 100% of the hourly integrated PJM Locational Marginal Price ("Hourly Integrated LMP") in effect at the "SCRUBGRS 13 kV GEN Bus" at the time Excess Energy is produced, as determined and published by the PJM Interconnection, LLC, ("PJM") on the PJM.COM web site or other official forum of PJM, it successors and assigns, the determination of which shall be final for purposes of this Agreement.

     (e) The Annual Limit shall be applied on a calendar year basis. For calendar year 1999, the Annual Limit shall be applied effective on January 1, 1999, regardless of the Effective Date of this Agreement.

     5. Notwithstanding the foregoing paragraph, it is agreed that in the event modifications are made to the Scrubgrass Facility which have the effect of materially increasing its production or capacity:

     (a) this Agreement shall not apply to such additional production or capacity;

     (b) Penelec shall be under no obligation to purchase such additional production or capacity; and

     (c) Scrubgrass shall be under no obligation to sell to Penelec such additional production or capacity.

     Such modifications shall not alter the obligations of either Penelec or Scrubgrass under this Agreement or under the Power Purchase Agreement. In the event such modifications are made to the Scrubgrass Facility, Scrubgrass shall give Penelec sixty (60) calendar days prior written notice of the intent to complete such modifications. For purposes
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of this Agreement, a material increase in production capability or capacity shall be defined as any such increase which equals or exceeds a 5% increase in production or capacity in the highest Summer Rated Capacity of the Scrubgrass Facility achieved before the Effective Date of this Agreement. For purposes of this Agreement, "Summer Rated Capacity" shall have the same definition and meaning as contained in the PJM Rules and Procedures for Determination of Generating Capability.

     6. From and after the Effective Date, Scrubgrass shall pay to Penelec an additional monthly administrative fee in the amount of $2,000, which may be deducted from the monthly payment to Scrubgrass otherwise made under the Power Purchase Agreement.

     7. Scrubgrass shall continue to make commercially reasonable efforts to provide +/- 2 MW automatic regulation ("AR"). In the event the Scrubgrass Facility does not provide AR for more than thirty (30) consecutive days for reasons other than scheduled or forced outages or minimum generation requirements, the Hourly Limit shall be reduced to 83 MWh/hr until AR is again provided.

     8. Penelec shall utilize the AR of the Scrubgrass Facility in the same manner it has been used historically and for system control purposes, consistent with and pursuant to the requirements of the Federal Energy Regulatory Commission ("FERC"), North American Electric Reliability Council ("NERC") and/or PJM, and shall take no action directly or indirectly to encourage or induce any change in the utilization of AR at the Scrubgrass Facility or in the manner or frequency of testing of AR at the Scrubgrass Facility.

     9. Commencing immediately, and continuing through the payments for production in June of 2003, Penelec shall make by wire transfer all future payments required under this Agreement or under the Power Purchase Agreement no later than the 23rd business day of the month following the production month.

     10. From and after the payment for production in June 2003, Penelec shall make by wire transfer all future payments required under this Agreement or under the Power Purchase Agreement no later than the 47th business day following the production month.

     11. Scrubgrass Generating Company, L.P. and Buzzard Power Corporation, for themselves, their officers, agents, directors, employees, attorneys, subsidiaries, affiliates, successors and assigns, hereby release, remise and forever discharge Penelec and its officers, agents, directors, employees, attorneys, subsidiaries, affiliates, successors and assigns of and from all actions, causes of action, suits, demands, damages and any and all claims and choses in action of every kind and nature whatsoever, at law or in equity, whether real or imagined, contingent or non-contingent that they have or could have instituted, including but not limited to all claims or causes of action which were asserted or could have been asserted in the Litigation.

     12. Penelec for itself, its officers, agents, directors, employees, attorneys, subsidiaries, affiliates, successors and assigns, hereby releases, remises and forever discharges Scrubgrass Generating Company, L.P. and Buzzard Power Corporation and their officers, agents, directors, employees, attorneys, subsidiaries, affiliates, successors and assigns of and from all actions, causes of action, suits, demands, damages and any and all claims and choses in action of every kind and nature whatsoever, at law or in equity, whether real or imagined, contingent or non-contingent that they have or could have instituted,
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including but not limited to all claims or causes of action which were asserted or could have been asserted in the Litigation.

     13. Unless specifically stated otherwise in this Agreement, the Power Purchase Agreement and each of its provisions, shall remain in full force and effect, and bind the parties thereto and hereto in accordance with their respective terms.

     14. Penelec shall use its best efforts to seek and obtain prompt approval of this Agreement by the Public Utility Commission, and shall advise Scrubgrass when such approval had been granted. Each Party shall provide reasonable cooperation to the other to assist them in carrying out any of their respective obligations hereunder.

     15. Upon completion of all things necessary to cause this Agreement to become effective, and upon payment of the amounts agreed upon in Paragraph 3 hereof, Scrubgrass shall take all steps necessary to cause the Litigation to be terminated with prejudice.

     16. Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party, and all of which together shall for all purposes constitute one and the same instrument.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     18. Retention of Rights. The Parties retain all of their rights in law, equity or otherwise to enforce this Agreement or seek and recover damages for a breach of the terms and conditions hereof.

     IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be duly executed and delivered by the respective officers thereunto duly authorized as of the day and year first written above.


Pennsylvania Electric Company               Scrubgrass Generating Company, L. P.



By:________________________                 By:_____________________________


                                            Buzzard Power Corporation


                                            By:______________________________